UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2021

FOMO CORP.

(Exact name of Registrant as specified in its Charter)

CALIFORNIA	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 E Erie St, Ste 525 Unit #2250, Chicago, IL 60611

(Address of principal executive offices)

(630) 286-9560

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	ETFM	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [X]

FOMO CORP. is referred to herein as “we”, “us”, or “us”

ITEM 8.01 Other Events

On January 10, 2021, FOMO CORP. (“FOMO”) offered to purchase 100% of the Member Interests of Ecolite Holdings LLC (“Ecolite”; https://www.ecoliteled.com) for the following consideration: 1) 2,549,383 Restricted 1% Series B Preferred Shares, 2) $2,000,000 cash, 3) $750,000 two-year 8% redeemable seller note, 4) a three-year earn-out of annual profits greater than $960,000, and 5) stock option grants to key employees in admin and sales/marketing. Estimated cash of $750,000 on Ecolite’s books will remain on the balance sheet at closing to fund operations as a wholly owned subsidiary of FOMO. Ecolite is an entity controlled by John Kelly, a FOMO Advisory Board member and owner of PPE Source International LLC (“PPESI”), a business partner of FOMO’s wholly owned subsidiary Purge Virus LLC (“PV”). Ecolite’s unaudited revenues and net income of $1.58 million / $80K in 2019A are projected to grow to $4.27 million / $767K in 2020E and $5.34 million / $959K in 2021E. Management believes Ecolite, together with the recently announced acquisition target Independence LED Lighting, LLC (“ILED”) which is expected to be folded into Ecolite, will enhance FOMO’s prospects to serve the smart/clean buildings market in the United States under the incoming Biden Administration. The letter of intent (LOI) was approved by ILED’s Board of Directors and executed by John Kelly and FOMO’s CEO on January 10, 2021.

Item 9.01. Exhibits

(a) Exhibits. The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	FOMO Corp. Ecolite Holdings LLC Signed LOI – 01/10/2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO CORP.

Date: January 11, 2021	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer